UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)         September 1, 2005

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	02324
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On September 1, 2005, Nabi Biopharmaceuticals (the “Company”) entered into an Employment Agreement, a Change of Control Severance Agreement and a Relocation/Sign-On Bonus Repayment Agreement with Joseph Johnson, in connection with Mr. Johnson’s appointment as the Company’s Senior Vice President, Human Resources, Information Technology, Strategy and Business Planning and Business Process. Mr. Johnson was also granted options to purchase 40,000 shares of the Company’s common stock. The material terms of the agreements and the option grant are described below. In addition, Mr. Johnson will receive a sign-on bonus of $30,000 and a $10,000 allowance for relocation expenses in conjunction with the execution of the Employment Agreement.

Employment Agreement

Mr. Johnson’s current base salary under the Employment Agreement is $250,000 per year, subject to discretionary annual increases as determined by the Compensation Committee of the Company’s Board of Directors. Mr. Johnson is eligible to receive an annual bonus under the Company’s VIP Management Incentive Plan, predicated on achievement of the Company’s principal business objectives as well as achievement of individual objectives by Mr. Johnson. The Employment Agreement provides for fringe benefits to Mr. Johnson, including an auto allowance, participation in the Company’s Supplemental Executive Retirement Plan, and club membership dues.

The employment period under the Employment Agreement begins on September 1, 2005 and ends on September 30, 2008, unless sooner terminated as provided therein. The Employment Agreement provides that it may be terminated by either Mr. Johnson or the Company prior to the expiration of the employment period upon 30 days’ prior written notice.

If Mr. Johnson is terminated without cause, or if the Company does not offer to renew the Employment Agreement on terms no less favorable to Mr. Johnson than the terms in effect at the expiration of the employment period and Mr. Johnson gives notice of termination to the Company, then Mr. Johnson is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination and continuation of fringe benefits for 18 months, (ii) prorated bonus compensation, (iii) executive outplacement services up to $18,000, and (iv) immediate vesting of any non-vested stock options held by Mr. Johnson, which will be exercisable for one year after the termination date, but in no event later than the original option expiration date. The Employment Agreement provides that Mr. Johnson will not compete with the Company for a period of one year after his employment terminates.

Change of Control Severance Agreement

The Change of Control Severance Agreement provides for severance benefits in the event that Mr. Johnson’s employment terminates in connection with a change of control. The Change of Control Severance Agreement provides that the Company will pay Mr. Johnson as termination compensation a lump sum amount equal to two times the sum of (a) the higher of (i) Mr. Johnson’s current annual base salary or (ii) Mr. Johnson’s base salary immediately prior to the change of control plus (b) the target bonus Mr. Johnson could have earned for the fiscal year in which the change of control occurred.

In addition, the Change of Control Severance Agreement provides for the following severance benefits: (i) the continuation of employee benefit programs for two years, (ii) the payment by the Company of any compensation previously deferred by Mr. Johnson within five days of termination, (iii) accelerated vesting of any outstanding stock options held by Mr. Johnson, which will be exercisable for five years, but in no event later than the original option expiration date, and (iv) the payment by the Company for outplacement services provided to Mr. Johnson.

Relocation/Sign-On Bonus Repayment Agreement

Mr. Johnson signed a Relocation/Sign-On Bonus Repayment Agreement in which he agreed to reimburse the Company, on a declining pro rated basis, for his relocation expenses paid by the Company and his sign-on bonus if before September 1, 2006 he voluntarily terminates his employment or is terminated for cause.

Stock Option Grant

The Company has agreed to grant Mr. Johnson options to purchase 40,000 shares of the Company’s common stock (the “Options”) subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan. The date of grant of the Options is September 1, 2005, and the exercise price of the Options will be the closing price per share on the grant date. The Options will expire on September 1, 2015 (the “Expiration Date”).

If Mr. Johnson remains employed by the Company, then the Options will become exercisable in four equal annual installments beginning on September 1, 2006.

If Mr. Johnson’s employment is terminated by the Company for cause, then the Options will terminate automatically and without notice to him on the employment termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: September 7, 2005	By:	/s/ Mark L. Smith
Name: Mark L. Smith Title: Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer